Exhibit 10.1

CJ Desai
103 Bella Vista Drive
Hillsborough, CA 94010

April 1, 2024

Extension of Temporary Relocation Agreement

Dear CJ,

As you are aware, your Temporary Relocation Agreement with ServiceNow, Inc. (the “Company”), setting forth the terms of your relocation from California (your “Home State”) to New York (your “Host State”) signed on 28 July 2023 (the “Relocation Contract”) is due to expire on 31 July 2024. As discussed, the Company would like to extend the Relocation Contract up to and including 30 September 2025 (the “New Expiry Date”).

Other than the Relocation Contract expiry date and the increase to $32,500 (net) in the monthly rent benefit, all other terms and conditions of the Relocation Contract will remain unchanged and remain in full force and effect, including but not limited to the Post Resignation and Termination Obligations of the Relocation Contract.

In addition, with extension of your Relocation Contract, EY, our global tax partners, will provide you with a tax briefing, to help you understand the tax implication of this extension in both your Home and Host State.

Unless terminated earlier by you or the Company in accordance with the terms of the Relocation Contract, or unless extended further by mutual written agreement, the Relocation Contract shall expire automatically on the New Expiry Date

To indicate your acceptance of the extension of the Relocation Contract on the terms set out above, please sign below via Docusign, and return this letter to the Global Mobility Team by no later than 15 April 2024. Should you have any questions, please don’t hesitate to contact Vivian Britton Jackson at Vivian.
Brittonjackson@servicenow.com

Sincerely,

/s/ Jacqui Canney

Jacqui Canney
CHRO – On Behalf of ServiceNow – AMS

Accepted and Agreed:

By: /s/ CJ Desai    Date: April 10, 2024

CJ Desai

Attachment: Extension of Temporary Relocation Agreement*

*Attachment has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of which will be furnished to the SEC upon request.